Exhibit 99.16

EXECUTION COPY

OMNIBUS AMENDMENT TO RVMTP PURCHASE AGREEMENTS

This OMNIBUS AMENDMENT TO AMENDED AND RESTATED RVMTP PURCHASE AGREEMENTS, dated August 4, 2022 (this “Amendment”), is entered into by and among:

BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware Corporation, including the successors by merger or operation of law (and not merely by assignment of all or part of this Amendment) (the “Purchaser”), and

PIMCO FLEXIBILE MUNICIPAL INCOME FUND, a diversified closed-end fund organized as a Massachusetts business trust (the “Fund”).

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in each Purchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and the Fund are parties to the following:

(i) that certain Amended and Restated RVMTP Purchase Agreement, dated December 6, 2021 related to the Fund’s Remarketable Variable Rate MuniFund Term Preferred Shares, Series 2051-A (CUSIP 72203E400) (the “Series 2051-A Purchase Agreement”),

(ii) that certain RVMTP Purchase Agreement, dated April 8, 2022 related to the Fund’s Remarketable Variable Rate MuniFund Term Preferred Shares, Series 2052-B (CUSIP 72203E871) (the “Series 2052-B Purchase Agreement”), and

(iii) that certain Amended and Restated RVMTP Purchase Agreement, dated May 9, 2022 related to the Fund’s Remarketable Variable Rate MuniFund Term Preferred Shares, Series 2049-A (CUSIP 72203E509) (the “Series 2049-A Purchase Agreement”),

such agreements collectively referred to herein as the “Existing Purchase Agreements” and, as amended by this Amendment, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, referred to as the “Purchase Agreements” and each a “Purchase Agreement”;

WHEREAS, pursuant to Article VII, Section 7.4 of the Purchase Agreements, the parties hereto desire to amend the terms of each Existing Purchase Agreement to (i) conform the language of the “Investments” representations and covenants contained in Sections 4.12 and 6.11 of the Existing Purchase Agreements, (ii) conform the language related to notices following Taxable Allocations in Section 6.1(g) of the Existing Purchase Agreements, and (iii) update the description of Eligible Assets in Exhibit B of the Existing Purchase Agreements;

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          Article IV, Section 4.12 of the Series 2051-A Purchase Agreement is hereby deleted in its entirety and replaced with the following:

 “4.12 Investments

The Issuer has followed, and is following, a policy to (1) invest at least 60% of its Total Assets in securities that, at the time of investment, were rated “investment grade” by at least one of Moody’s, S&P or Fitch or, if unrated, determined by the Investment Manager to be of comparable quality; (2) invest up to 40% of its Total Assets in securities that, at the time of investment, were not rated “investment grade” by any of Moody’s, S&P or Fitch or, if unrated, determined by the Investment Manager to be of comparable quality; (3) not enter into total return swaps with a notional amount in excess of 3% of the Issuer’s Total Assets outstanding; and (4) not invest more than 5% of its Total Assets in securities of other closed-end investment companies that invest primarily in municipal bonds and other municipal securities of the types in which the Issuer may invest directly.  For the purposes of this paragraph, “investment grade” means a rating, in the case of Moody’s, of Baa3 or higher, or in the case of S&P and Fitch, of BBB- or higher.”

2.          Article VI, Section 6.11 of each Existing Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“6.11 Investments

Unless the Issuer receives the prior written consent of the Purchaser (such consent to be determined in the good faith discretion of the Purchaser), the Issuer (1)  will invest at least 60% of its Total Assets in securities that, at the time of investment, were rated “investment grade” by at least one of Moody’s, S&P or Fitch or, if unrated, determined by the Investment Manager to be of comparable quality; (2) may invest up to 40% of its Total Assets in securities that, at the time of investment, were not rated “investment grade” by any of Moody’s, S&P or Fitch or, if unrated, determined by the Investment Manager to be of comparable quality; (3) shall not enter into total return swaps, at the time of investment, with a notional amount in excess of 3% of the Issuer’s Total Assets outstanding; and (4) shall not invest more than 5% of its Total Assets in securities of other closed-end fund investment companies that invest primarily in municipal bonds and other municipal securities of the types in which the Issuer may invest directly.  For the purposes of this paragraph, “investment grade” means a rating, in the case of Moody’s, of Baa3 or higher, or in the case of S&P and Fitch, of BBB- or higher.  Any breach of this Section 6.11 is subject to cure within 30 calendar days of either (i) discovery thereof by the Issuer or (ii) written notice thereof by any Holder.”

3.          Article VI, Section 6.1(g) of the Series 2051-A Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(g)   if (i) the Issuer provides a Notice of Taxable Allocation to the Calculation and Paying and Paying Agent pursuant to Section 2.11(a) of the Statement, the Notice of Taxable Allocation prior to the Dividend Period with respect to which the Notice of Taxable Allocation relates, (ii) the Issuer makes a Taxable Allocation via an Additional Amount Payment pursuant to Section 2.11(b) of the Statement, a notice to the Purchaser delivered as soon as practicable following the Issuer becoming aware of such Taxable Allocation, or (iii) the Issuer otherwise directs the Calculation and Paying Agent to send an Additional Amount Payment to any Holders in respect of a Taxable Allocation pursuant to Section 2.11(c) of the Statement, a notice to be delivered as soon as practicable following the Issuer becoming aware of such Taxable Allocation;”

4.           Article VI, Section 6.1(m) of each Existing Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(m)   within seven (7) Business Days after the last day of each month, a report of portfolio holdings of the Issuer as of the close of business of the last Business Day of such month, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Issuer prepared for financial reporting purposes; provided that such report of portfolio holdings shall separately enumerate any assets that qualify as Eligible Assets under this Agreement based on clause 1.H of Exhibit B hereto;”

5.          Exhibit B of each Existing Purchase Agreement is hereby amended by inserting new clause 1.H following clause 1.G thereof.  Such new clause to read as follows:

 “H.   Preferred securities rated at least investment grade by any NRSRO (or, if not rated by any NRSRO, from the Investment Manager’s internal rating analysis) of corporations, the dividends from which preferred securities are considered qualified dividend income; provided that the Issuer may invest no more than 10% of its total assets in such securities; and, provided further that the Issuer may not invest more than 3% of its total assets in the preferred securities of any single corporate issuer, the dividends from which preferred securities are considered qualified dividend income.”

6.          Purchaser.  The Purchaser hereby represents and covenants that, as of the date of this Amendment, it is the sole holder of the RVMTP Shares under the Purchase Agreements.

7.          Governing Law, Submission to Jurisdiction.  This Amendment shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

8.          Miscellaneous.

(a)          This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Amendment by that party.

(b)          The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

(c)          This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(d)          A copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice hereby is given that this Amendment is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations under or arising out of this Amendment are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

9.          Counterparts and Electronic Signatures. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Amendment by that party.  The parties hereto further acknowledge and agree that this Amendment may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, as of the day and year first above written.

PIMCO FLEXIBLE MUNICIPAL INCOME FUND

By:	/s/ Eric D. Johnson
Name: Eric D. Johnson
Title: President

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By:	/s/ Michael Jentis
Name: Michael Jentis
Title: MD.

[Signature Page to Omnibus Amendment to PMFLX RVMTP Purchase Agreements]